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Exhibit 8.2

April 8, 2008

28720-00026

Board of Directors
SYS
5050 Murphy Canyon Road, Suite 200
San Diego, California 92123

Ladies and Gentlemen:

        We have acted as counsel to SYS, a California corporation (the "Company") in connection with the transactions described in the Agreement and Plan of Merger and Reorganization dated as of February 20, 2008 (the "Agreement"), by and among Kratos Defense & Security Solutions, Inc., a Delaware corporation ("Parent"), White Shadow, Inc., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the Company. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Agreement.

        Parent is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on Form S-4 (the "Registration Statement") with respect to the common stock of Parent to be issued to Company shareholders in exchange for their shares of Company Common Stock.

        If the Merger is consummated on the terms and subject to the conditions set forth in the Agreement, then Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving company. We have assumed for purposes of the opinion set forth below that the Merger will be effective under the applicable provisions of state law. The holders of shares of Company Common Stock will be entitled to receive for each share of Company Common Stock held by them, other than cash in lieu of a fractional share, the number of shares of Parent Common Stock as determined pursuant to the Agreement.

        This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act. In connection with this opinion, we have examined, and are familiar with: (i) the Agreement (including all exhibits and schedules attached thereto), (ii) the Registration Statement and the Proxy Statement which is contained in and made part of the Registration Statement (the "Proxy Statement"), and (iii) such other presently existing documents, records and matters of law as we have deemed appropriate in order to enable us to render this opinion.

        In rendering this opinion, we have assumed the following (without any independent investigation or review thereof):

        1.     The legal capacity of all natural persons, the authenticity of original documents submitted to us, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies, the genuineness of all signatures and the due execution and delivery of all documents;

        2.     The truth and accuracy at all relevant times of the representations, warranties and statements of fact made or to be made by Parent, Merger Sub, Company and their respective management, employees, officers, directors and shareholders in connection with the Merger, including, but not limited to, those set forth in the Agreement;

        3.     Any representation or statement made "to the knowledge of" or similarly qualified is correct without such qualification;

        4.     The Merger will be consummated in accordance with the Agreement without any waiver or breach of any material provision thereof, and the Merger will be effective under applicable state law;

        5.     The Merger will be reported by Parent, Merger Sub and Company on their respective U.S. federal income tax returns in a manner consistent with treatment of the Merger as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; and

        6.     The opinion of DLA Piper US LLP, counsel to Parent, substantially identical in substance to this opinion, has been delivered and has not been withdrawn.

        Based upon and subject to (i) the Merger being consummated in the manner described in the Agreement, (ii) the accuracy of the Registration Statement and the Proxy Statement and the facts concerning the Merger that have come to our attention during our engagement, and (iii) certain representations made by Parent, Merger Sub and Company pursuant to the Agreement or in connection with the issuance of our opinion, we are of the opinion that the discussion in the Proxy Statement included as part of the Registration Statement under the caption "Material United States Federal Income Tax Consequences of the Merger" (the "Tax Section"), insofar as it relates to statements of law or legal conclusions, sets forth the material United States federal income tax considerations generally applicable to the Merger based upon current law and the facts and assumptions stated or referred to therein.

        We express no opinion as to whether such description in the Tax Section addresses all of the United States federal income tax consequences of the Merger that may be applicable to Parent, Merger Sub, Company, or to any particular Parent stockholder or Company shareholder. In addition, we express no opinion as to the United States federal, state, local, foreign or other tax consequences, other than as set forth in the Tax Section. Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent upon future events. There can be no assurance that changes in the law will not take place which could affect the United States federal income tax consequences of the Merger or that contrary positions may not be taken by the Internal Revenue Service.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to our firm name in the Tax Section. By giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the "Rules"), nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the Securities Act or the Rules.

        No opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Agreement except as specifically set forth herein. This opinion may not be relied upon except with respect to the consequences specifically discussed herein. By rendering this opinion, we undertake no responsibility to update this opinion after the date hereof for any reason, including but not limited to, any new or changed facts or law which come to our attention after the date hereof. This opinion is being delivered to you solely in connection with the filing of the Registration Statement and is intended only for the benefit of Company and its stockholders. This opinion may not be relied upon or utilized for any other purpose or by any other person or entity without our prior written consent.

Very truly yours,
/s/ LUCE, FORWARD, HAMILTON & SCRIPPS LLP LUCE, FORWARD, HAMILTON & SCRIPPS LLP
MLM/kat

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  Exhibit 8.2